UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 12, 2006

Language Line, Inc.

(Exact Name of Registrant As Specified In Charter)

Delaware	333-118753	20-0997805
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lower Ragsdale Drive

Monterey, CA 93940

(Address of Principal Executive Offices, including Zip Code)

(877) 886-3885

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) As previously disclosed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “Commission”) on April 12, 2006 (the “Previously Filed 10-K”), on January 24, 2006, our management, in connection with management’s assessment of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and in consultation with our independent registered public accounting firm at that time, Deloitte & Touche LLP (“D&T”), concluded that the consolidated balance sheet contained within our previously issued financial statements covering the fiscal year ended December 31, 2004 should be restated principally in order to reflect a correction of an erroneous classification of long-term debt, which error was deemed to have resulted from a material weakness in the financial controls over the reporting process. Accordingly, our financial statements for such period, as well as the related reports of our previous independent registered public accounting firm, should no longer be relied upon.

As disclosed in the Previously Filed 10-K, subsequent to the issuance of our 2004 consolidated financial statements, management determined that $11.4 million of long-term debt as of December 31, 2004 should have been classified as a current liability. Per the terms of our senior secured credit facility, we were required to make an additional $11.8 million principal payment in March 2005 due to deemed excess cash flow based on its financial results for the year ended December 31, 2004. The accelerated principal payment caused a slight decrease in the total principal payment that would have otherwise been required to be paid during the year. As a result, our consolidated balance sheet as of December 31, 2004 has been restated to reflect the $11.4 million principal payment as a current liability.

Management has previously discussed with D&T the matters disclosed in this filing at the time of the matters disclosed in this filing pursuant to this Item 4.02(a).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Language Line, Inc.
(Registrant)

/s/ Matthew T. Gibbs
Date: May 5, 2006	Matthew T. Gibbs II
Chief Financial Officer and Director

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